Exhibit 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
January 22, 2026	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Record Earnings for the Year of 2025

WASHINGTON, D.C. and CHARLESTON, WV-- United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today reported record earnings for the year of 2025 of $464.6 million, or $3.27 per diluted share. Year of 2025 results produced returns on average assets, average equity, and average tangible equity, a non-GAAP measure, of 1.41%, 8.63%, and 13.95%, respectively.

“Our financial performance in 2025 was among the very best in our Company’s long history,” stated Richard M. Adams, Jr., United’s Chief Executive Officer. “We delivered record earnings, strong profitability, resilient credit, and robust capital and liquidity. Underpinning these results was our continued success driving high quality organic growth. As we look to the new year, we remain committed to our mission of excellence in service to our shareholders, customers, communities, and employees.”

Earnings for the fourth quarter of 2025 were $128.8 million, or $0.91 per diluted share. Fourth quarter of 2025 results produced annualized returns on average assets, average equity, and average tangible equity of 1.52%, 9.31%, and 14.86%, respectively. Earnings for the third quarter of 2025 were $130.7 million, or $0.92 per diluted share, and annualized returns on average assets, average equity, and average tangible equity were 1.57%, 9.58%, and 15.45%, respectively. As a result of the acquisition of Piedmont Bancorp, Inc. (“Piedmont”) on January 10, 2025, the fourth quarter and year of 2025 were impacted by increased levels of average balances, income, and expense as compared to the fourth quarter and year of 2024. Earnings for the fourth quarter of 2024 were $94.4 million, or $0.69 per diluted share, and annualized returns on average assets, average equity, and average tangible equity were 1.25%, 7.48%, and 12.03%, respectively. Earnings for the year of 2024 were $373.0 million, or $2.75 per diluted share, and returns on average assets, average equity, and average tangible equity were 1.26%, 7.61%, and 12.43%, respectively.

United Bankshares, Inc. Announces…

January 22, 2026

Page Two

Fourth quarter of 2025 compared to the third quarter of 2025

Earnings for the fourth quarter of 2025 were $128.8 million, or $0.91 per diluted share, as compared to earnings of $130.7 million, or $0.92 per diluted share, for the third quarter of 2025.

Net interest income for the fourth quarter of 2025 was a record $287.5 million, an increase of $7.3 million, or 3%, from the third quarter of 2025. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, for the fourth quarter of 2025 increased $7.4 million, or 3%, from the third quarter of 2025. The increase in net interest income and tax-equivalent net interest income was driven by a lower average rate paid on deposits and loan growth partially offset by a lower yield on average net loans and loans held for sale and an increase in average interest-bearing deposits. The net interest spread increased 10 basis points to 3.04% for the fourth quarter of 2025 due to a 21 basis point decrease in the average cost of funds partially offset by an 11 basis point decrease in the average yield on earning assets. The cost of average interest-bearing deposits decreased 21 basis points to 2.63% for the fourth quarter of 2025. The yield on average net loans and loans held for sale decreased 8 basis points to 6.18% for the fourth quarter of 2025. Average net loans and loans held for sale increased $390.9 million from the third quarter of 2025 funded by an increase in average interest-bearing deposits of $399.2 million from the third quarter of 2025. The net interest margin was 3.83% and 3.80% for the fourth quarter of 2025 and the third quarter of 2025, respectively.

The provision for credit losses was $6.8 million for the fourth quarter of 2025 as compared to $12.1 million for the third quarter of 2025.

Noninterest income for the fourth quarter of 2025 was $30.9 million, a decrease of $12.3 million, or 28%, from the third quarter of 2025. Net losses on investment securities were $218 thousand for the fourth quarter of 2025 as compared to net gains on investment securities of $10.4 million for the third quarter of 2025. Net losses and gains on investment securities for the fourth quarter of 2025 and third quarter of 2025, respectively, were primarily due to changes in the fair value of equity securities. The remainder of the decrease in noninterest income from the third quarter of 2025 was driven by decreases in several other categories of noninterest income, none of which were significant.

Noninterest expense for the fourth quarter of 2025 was $151.7 million, an increase of $5.0 million, or 3%, from the third quarter of 2025. The expense for the reserve for unfunded loan commitments was $2.4 million for the fourth quarter of 2025 as compared to a net benefit of $3.2 million for the third quarter of 2025. The expense for the reserve for unfunded loan commitments for the fourth quarter of 2025 was primarily due to an increase in the outstanding balance of construction loan commitments. The net benefit in the expense for the reserve for unfunded loan commitments for the third quarter of 2025 was primarily due to a decrease in the modeled loss rate within certain loan portfolios partially offset by an increase in the outstanding balance of loan commitments from the prior quarter-end. Additionally, a $1.7 million decrease in employee benefits was largely offset by an increase in other noninterest expense of $1.5 million. The fluctuations in these noninterest expense categories were driven by certain general operating expenses, none of which were individually significant.

For the fourth quarter of 2025, income tax expense was $31.1 million, a decrease of $2.7 million from the third quarter of 2025. This decrease in income tax expense was primarily due to the impact of a lower effective tax rate and lower earnings. United’s effective tax rate was 19.4% and 20.5% for the fourth quarter of 2025 and third quarter of 2025, respectively. The lower effective tax rate was primarily due to the impact of provision to return adjustments in the fourth quarter of 2025.

United Bankshares, Inc. Announces…

January 22, 2026

Page Three

Fourth quarter of 2025 compared to the fourth quarter of 2024

Earnings for the fourth quarter of 2025 were $128.8 million, or $0.91 per diluted share, as compared to earnings of $94.4 million, or $0.69 per diluted share, for the fourth quarter of 2024.

Net interest income for the fourth quarter of 2025 increased $54.8 million, or 24%, from the fourth quarter of 2024. Tax-equivalent net interest income increased $54.9 million, or 24%, from the fourth quarter of 2024. The increase in net interest income and tax-equivalent net interest income was primarily due to an increase in average earning assets, a lower average rate paid on deposits, and an increase in acquired loan accretion income. These increases to net interest income and tax-equivalent net interest income were partially offset by an increase in average interest-bearing deposits. Average earning assets increased $3.3 billion, or 12%, from the fourth quarter of 2024, driven by increases in average net loans and loans held for sale of $3.0 billion and average short-term investments of $497.3 million, partially offset by a decrease in average investment securities of $198.4 million. The increase in average loans from the fourth quarter of 2024 was driven by the Piedmont acquisition and organic loan growth. The cost of average interest-bearing deposits decreased 39 basis points from the fourth quarter of 2024. Acquired loan accretion income was $8.5 million for the fourth quarter of 2025 as compared to $2.0 million for the fourth quarter of 2024. Average interest-bearing deposits increased $2.5 billion, or 14%, from the fourth quarter of 2024. The net interest margin of 3.83% for the fourth quarter of 2025 was an increase of 34 basis points from the net interest margin of 3.49% for the fourth quarter of 2024.

The provision for credit losses was $6.8 million for the fourth quarter of 2025 as compared to $6.7 million for the fourth quarter of 2024.

Noninterest income for the fourth quarter of 2025 increased $1.6 million, or 6%, from the fourth quarter of 2024. The increase in noninterest income was primarily due to an increase in fees from brokerage services of $980 thousand driven by higher volume.

Noninterest expense for the fourth quarter of 2025 increased $17.5 million, or 13%, from the fourth quarter of 2024. Employee compensation increased $5.8 million from the fourth quarter of 2024 primarily due to higher employee headcount from the acquisition and higher employee incentives. The expense for the reserve for unfunded loan commitments was $2.4 million for the fourth quarter of 2025 as compared to a net benefit of $3.1 million for the fourth quarter of 2024. Other noninterest expense increased $2.3 million from the fourth quarter of 2024 due to a $2.4 million increase in tax credit amortization and higher amounts of certain general operating expenses partially offset by a decline of $1.3 million in merger-related expenses. Additionally, increases in equipment expense of $1.8 million, amortization of intangibles of $1.4 million, and net occupancy of $1.1 million were mainly attributable to the acquisition.

For the fourth quarter of 2025, income tax expense was $31.1 million as compared to $26.7 million for the fourth quarter of 2024. This increase of $4.4 million in income tax expense was driven by higher earnings partially offset by a lower effective tax rate. United’s effective tax rate was 19.4% and 22.0% for the fourth quarter of 2025 and fourth quarter of 2024, respectively. The effective tax rates for the fourth quarters of 2025 and 2024 reflect the impact of provision to return adjustments during each period.

United Bankshares, Inc. Announces…

January 22, 2026

Page Four

Year of 2025 compared to the year of 2024

Earnings for the year of 2025 were $464.6 million, or $3.27 per diluted share, as compared to earnings of $373.0 million, or $2.75 per diluted share, for the year of 2024.

Net interest income for the year of 2025 increased $191.1 million, or 21%, from the year of 2024. Tax-equivalent net interest income for the year of 2025 increased $190.9 million, or 21%, from the year of 2024. The increase in net interest income and tax-equivalent net interest income was primarily due to an increase in average earning assets, a lower average rate paid on deposits, an increase in acquired loan accretion income, and a decrease in average long-term borrowings. These increases to net interest income and tax-equivalent net interest income were partially offset by an increase in average interest-bearing deposits. Average earning assets increased $3.0 billion, or 11%, from the year of 2024, driven by increases in average net loans and loans held for sale of $2.5 billion and average short-term investments of $896.6 million, partially offset by a decrease in average investment securities of $385.9 million. The cost of average interest-bearing deposits decreased 35 basis points from the year of 2024. Acquired loan accretion income was $33.7 million for the year of 2025 as compared to $9.3 million for the year of 2024. Average long-term borrowings decreased $472.6 million, or 46%, from the year of 2024. Average interest-bearing deposits increased $2.7 billion, or 16%, from the year of 2024. The net interest margin of 3.78% for the year of 2025 was an increase of 29 basis points from the net interest margin of 3.49% for the year of 2024.

The provision for credit losses was $53.9 million for the year of 2025, which included $18.7 million of provision recorded on purchased non-credit deteriorated (“non-PCD”) loans from Piedmont. The provision for credit losses was $25.2 million for the year of 2024.

Noninterest income for the year of 2025 was $135.2 million, an increase of $11.5 million, or 9%, from the year of 2024. The increase in noninterest income was driven by net gains on investment securities for the year of 2025 of $11.2 million as compared to net losses on investment securities for the year of 2024 of $7.7 million, a $2.5 million increase in fees from brokerage services, a $2.0 million increase in income from bank-owned life insurance (“BOLI”), and a $1.8 million increase in fees from deposit services. Partially offsetting these increases in noninterest income were a $9.0 million decrease in mortgage loan servicing income and a $6.5 million decrease in income from mortgage banking activities. Net gains on investment securities of $11.2 million for the year of 2025 were primarily due to net unrealized fair value gains on equity securities. Net losses on investment securities of $7.7 million for the year of 2024 included $16.0 million in losses on sales of available for sale (“AFS”) investment securities partially offset by a $6.9 million gain on the VISA share exchange. The increase in BOLI income was primarily due to the impact of higher market values of underlying investments and policies added from the acquisition. Increases in fees from brokerage services and in fees from deposit services were primarily due to higher volume. The decrease in mortgage loan servicing income was due to sales of mortgage servicing rights (“MSRs”) in 2024. The decrease in income from mortgage banking activities was primarily due to lower mortgage production in 2025.

United Bankshares, Inc. Announces…

January 22, 2026

Page Five

Noninterest expense for the year of 2025 was $600.1 million, which included $12.7 million in merger-related expenses, while noninterest expense was $545.0 million for the year of 2024, which included $2.9 million in merger-related expenses. Employee compensation increased $17.4 million for the year of 2025 primarily due to $1.5 million in merger-related expenses, higher employee headcount mainly from the acquisition, and higher employee incentives partially offset by lower commissions driven by a decrease in mortgage production. Other noninterest expense increased $14.2 million, driven by $7.0 million in merger-related expenses recognized during the year of 2025 as compared to $2.9 million for the year of 2024, a $2.6 million increase in tax credit amortization, and higher amounts of certain other general operating costs. The expense for the reserve for unfunded loan commitments for the year of 2025 increased $10.0 million from the year of 2024 due in large part to $4.1 million in merger-related expenses from the Piedmont acquisition. Additionally, increases in several other categories of noninterest expense mainly from the acquisition were partially offset by a $2.7 million decrease in Federal Deposit Insurance Corporation (“FDIC”) insurance expense primarily related to the special assessment and a $2.4 million decrease in mortgage loan servicing expense due to the aforementioned sales in 2024.

For the year of 2025, income tax expense was $118.8 million as compared to $91.6 million for the year of 2024. The increase of $27.2 million was primarily due to higher earnings and a higher effective tax rate. United’s effective tax rate was 20.4% for the year of 2025 and 19.7% for the year of 2024. The effective tax rates for the years of 2025 and 2024 reflect the impact of provision to return adjustments during each period. Additionally, the effective tax rate for the year of 2024 reflects the impact of discrete tax benefits recognized in the second quarter of 2024.

Credit Quality

At December 31, 2025, non-performing loans (“NPLs”) were $101.5 million, or 0.41% of loans & leases, net of unearned income. Total non-performing assets (“NPAs”) were $110.3 million, including other real estate owned (“OREO”) of $8.9 million, or 0.33% of total assets at December 31, 2025. At September 30, 2025, NPLs were $116.9 million, or 0.48% of loans & leases, net of unearned income. Total NPAs were $123.8 million, including OREO of $6.9 million, or 0.37% of total assets at September 30, 2025. At December 31, 2024, NPLs were $73.4 million, or 0.34% of loans & leases, net of unearned income. Total NPAs were $73.7 million, including OREO of $327 thousand, or 0.25% of total assets at December 31, 2024.

As of December 31, 2025, the allowance for loan & lease losses was $297.5 million, or 1.20% of loans & leases, net of unearned income. At September 30, 2025, the allowance for loan & lease losses was $300.1 million, or 1.22% of loans & leases, net of unearned income. The decrease in the allowance for loan and lease losses from September 30, 2025, to December 31, 2025, was driven by improved collateral valuations of certain individually assessed loans and resolutions of certain individually assessed loans. At December 31, 2024, the allowance for loan & lease losses was $271.8 million, or 1.25% of loans & leases, net of unearned income. During the first quarter of 2025, United recorded an allowance for loan & lease losses on acquired Piedmont non-PCD loans of $18.7 million and on acquired Piedmont purchased credit deteriorated (“PCD”) loans of $17.5 million.

United Bankshares, Inc. Announces…

January 22, 2026

Page Six

Net charge-offs were $9.3 million, or 0.15% on an annualized basis as a percentage of average loans & leases, net of unearned income for the fourth quarter of 2025. Net charge-offs were $20.0 million, or 0.33% on an annualized basis as a percentage of average loans & leases, net of unearned income for the third quarter of 2025. Net charge-offs were $5.6 million, or 0.10% on an annualized basis as a percentage of average loans & leases, net of unearned income for the fourth quarter of 2024. Net charge-offs were $45.7 million, or 0.19% on an annualized basis as a percentage of average loans & leases, net of unearned income for the year of 2025. Net charge-offs were $12.5 million, or 0.06% on an annualized basis as a percentage of average loans & leases, net of unearned income for the year of 2024.

Capital

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 15.7% at December 31, 2025, while estimated Common Equity Tier 1 capital, Tier 1 capital, and leverage ratios are 13.4%, 13.4%, and 11.3%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0%, and a leverage ratio of 5.0%.

During the fourth quarter of 2025, United repurchased, under previously announced stock repurchase plans, approximately 1.3 million shares of its common stock at an average price per share of $36.49. During the year of 2025, United repurchased, under previously announced stock repurchase plans, approximately 3.6 million shares of its common stock at an average price per share of $35.24. United did not repurchase any shares of its common stock during 2024.

About United Bankshares, Inc.

United Bankshares, Inc. (NASDAQ: UBSI) is a financial services company with consolidated assets of approximately $34 billion as of December 31, 2025. United is the 41st largest banking company in the U.S. based on market capitalization. It is the parent company of United Bank, which comprises over 240 offices located across Washington, D.C., Virginia, West Virginia, Maryland, North Carolina, South Carolina, Ohio, Pennsylvania, and Georgia. For more information, visit ubsi-inc.com.

United Bankshares, Inc. Announces…

January 22, 2026

Page Seven

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its December 31, 2025 consolidated financial statements on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2025 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, average tangible equity, return on average tangible equity, and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible equity can thus be considered the most conservative valuation of the company. Tangible equity is also presented on a per common share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: (1) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve and the trade and tariff policies; (2) general competitive, economic, political and market conditions and other factors that may affect future results of United, including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; (3) deposit attrition, client loss or revenue loss following completed mergers or acquisitions that may be greater than anticipated; (4) regulatory change risk resulting from new laws, rules, regulations, or accounting principles, including, without limitation, the possibility that regulatory agencies may require higher levels of capital above the current regulatory-mandated minimums and the possibility of changes in accounting standards, policies, principles and practices; (5) the cost and effects of cyber incidents or other failures, interruptions, or security breaches of United’s systems and those of our customers or third-party providers; (6) competitive pressures on product pricing and services; (7) success, impact, and timing of United’s business strategies, including market acceptance of any new products or services; (8) volatility and disruptions in global capital and credit markets; (9) operational, technological, cultural, regulatory, legal, credit and other risks associated with the exploration, consummation and integration of potential future acquisitions; (10) catastrophic events such as hurricanes, tornados, earthquakes, floods or other natural or human disasters, including public health crises and infectious disease outbreaks, as well as any government actions in response to such events; (11) geopolitical risk from terrorist activities and armed conflicts that may result in economic and supply disruptions, and loss of market and consumer confidence; (12) the risks of fluctuations in market prices for United common stock that may or may not reflect economic condition or performance of United; and (13) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Year Ended
EARNINGS SUMMARY:	December 2025	September 2025	December 2024	December 2025	December 2024
Interest income	$430,053	$430,957	$376,034	$1,685,853	$1,502,121
Interest expense	142,596	150,842	143,426	583,689	591,053

Net interest income	287,457	280,115	232,608	1,102,164	911,068
Provision for credit losses	6,779	12,095	6,691	53,866	25,153
Noninterest income	30,936	43,204	29,318	135,154	123,695
Noninterest expense	151,718	146,741	134,176	600,052	545,031

Income before income taxes	159,896	164,483	121,059	583,400	464,579
Income taxes	31,068	33,735	26,651	118,797	91,583

Net income	$128,828	$130,748	$94,408	$464,603	$372,996

PER COMMON SHARE:
Net income:
Basic	$0.92	$0.92	$0.70	$3.28	$2.76
Diluted	0.91	0.92	0.69	3.27	2.75
Cash dividends	0.38	0.37	0.37	$1.49	$1.48
Book value	39.29	38.58	36.89
Closing market price	$38.40	$37.21	$37.55
Common shares outstanding:
Actual at period end, net of treasury shares	139,880,247	141,170,258	135,346,628
Weighted average-basic	140,481,274	141,547,684	135,235,641	141,497,205	134,947,592
Weighted average-diluted	140,980,184	141,960,608	135,732,069	141,827,360	135,225,417
FINANCIAL RATIOS:
Return on average assets	1.52%	1.57%	1.25%	1.41%	1.26%
Return on average shareholders’ equity	9.31%	9.58%	7.48%	8.63%	7.61%
Return on average tangible equity (non-GAAP)(1)	14.86%	15.45%	12.03%	13.95%	12.43%
Average equity to average assets	16.35%	16.37%	16.72%	16.39%	16.57%
Net interest margin	3.83%	3.80%	3.49%	3.78%	3.49%

PERIOD END BALANCES:			December 31 2025	September 30 2025	December 31 2024
Assets			$33,660,281	$33,407,181	$30,023,545
Earning assets			30,014,321	29,734,793	26,650,661
Loans & leases, net of unearned income			24,709,122	24,519,706	21,673,493
Loans held for sale			31,277	24,226	44,360
Investment securities			3,400,400	3,359,524	3,259,296
Total deposits			27,060,939	26,883,520	23,961,859
Shareholders’ equity			5,495,983	5,445,715	4,993,223

Note:	(1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended			Year Ended
	December 2025	September 2025	December 2024	December 2025	December 2024
Interest & Loan Fees Income (GAAP)	$430,053	$430,957	$376,034	$1,685,853	$1,502,121
Tax equivalent adjustment	796	781	795	3,150	3,362

Interest & Fees Income (FTE) (non-GAAP)	430,849	431,738	376,829	1,689,003	1,505,483
Interest Expense	142,596	150,842	143,426	583,689	591,053

Net Interest Income (FTE) (non-GAAP)	288,253	280,896	233,403	1,105,314	914,430
Provision for Credit Losses	6,779	12,095	6,691	53,866	25,153
Noninterest Income:
Fees from trust services	5,079	4,970	5,156	19,762	19,450
Fees from brokerage services	5,958	6,264	4,978	22,729	20,277
Fees from deposit services	9,879	10,145	9,473	38,995	37,183
Bankcard fees and merchant discounts	2,202	1,858	2,056	7,913	7,059
Other charges, commissions, and fees	1,211	1,183	868	4,629	3,485
Income from bank-owned life insurance	2,751	3,460	3,226	13,199	11,225
Income from mortgage banking activities	1,990	2,495	2,314	9,567	16,057
Mortgage loan servicing income	—	—	—	—	8,957
Net (losses) gains on investment securities	(218)	10,442	(688)	11,170	(7,720)
Other noninterest income	2,084	2,387	1,935	7,190	7,722

Total Noninterest Income	30,936	43,204	29,318	135,154	123,695

Noninterest Expense:
Employee compensation	64,167	64,092	58,343	252,054	234,618
Employee benefits	12,967	14,641	13,719	54,333	53,621
Net occupancy	12,180	12,488	11,070	49,794	46,084
Data processing	8,080	8,135	7,437	32,622	29,646
Amortization of intangibles	2,340	2,340	910	9,363	3,639
OREO expense	433	201	45	892	576
Net (gains) losses on the sale of OREO properties	(153)	—	10	(148)	(75)
Equipment expense	9,244	8,540	7,474	34,917	29,686
FDIC insurance expense	3,417	4,345	3,884	17,022	19,735
Mortgage loan servicing expense and impairment	—	—	—	—	2,429
Expense for the reserve for unfunded loan commitments	2,436	(3,181)	(3,062)	164	(9,795)
Other noninterest expense	36,607	35,140	34,346	149,039	134,867

Total Noninterest Expense	151,718	146,741	134,176	600,052	545,031

Income Before Income Taxes (FTE) (non-GAAP)	160,692	165,264	121,854	586,550	467,941
Tax equivalent adjustment	796	781	795	3,150	3,362

Income Before Income Taxes (GAAP)	159,896	164,483	121,059	583,400	464,579
Taxes	31,068	33,735	26,651	118,797	91,583

Net Income	$128,828	$130,748	$94,408	$464,603	$372,996

MEMO: Effective Tax Rate	19.43%	20.51%	22.01%	20.36%	19.71%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	December 31 2025	September 30 2025	December 31 2024
Cash & Cash Equivalents	$2,542,250	$2,518,719	$2,292,244
Securities Available for Sale	3,059,452	3,023,976	2,959,719
Less: Allowance for credit losses	—	—	—

Net available for sale securities	3,059,452	3,023,976	2,959,719
Securities Held to Maturity	1,020	1,020	1,020
Less: Allowance for credit losses	(16)	(17)	(18)

Net held to maturity securities	1,004	1,003	1,002
Equity Securities	34,760	34,694	21,058
Other Investment Securities	305,184	299,851	277,517

Total Securities	3,400,400	3,359,524	3,259,296

Total Cash and Securities	5,942,650	5,878,243	5,551,540

Loans held for sale	31,277	24,226	44,360
Commercial Loans & Leases	19,049,978	18,903,200	16,152,453
Mortgage Loans	4,854,418	4,802,370	4,702,720
Consumer Loans	816,224	825,585	825,325

Gross Loans	24,720,620	24,531,155	21,680,498
Unearned income	(11,498)	(11,449)	(7,005)

Loans & Leases, net of unearned income	24,709,122	24,519,706	21,673,493
Allowance for Loan & Lease Losses	(297,518)	(300,050)	(271,844)

Net Loans	24,411,604	24,219,656	21,401,649
Goodwill	2,018,848	2,018,864	1,888,889
Other Intangibles	32,267	34,608	8,866
Operating Lease Right-of-Use Asset	89,312	89,967	81,742
Other Real Estate Owned	8,857	6,891	327
Bank Owned Life Insurance	547,127	544,979	497,181
Other Assets	578,339	589,747	548,991

Total Assets	$33,660,281	$33,407,181	$30,023,545

MEMO: Interest-earning Assets	$30,014,321	$29,734,793	$26,650,661

Interest-bearing Deposits	$20,487,309	$20,295,609	$17,826,446
Noninterest-bearing Deposits	6,573,630	6,587,911	6,135,413

Total Deposits	27,060,939	26,883,520	23,961,859
Short-term Borrowings	198,573	169,013	176,090
Long-term Borrowings	531,817	531,418	540,420

Total Borrowings	730,390	700,431	716,510
Operating Lease Liability	95,392	95,901	86,771
Other Liabilities	277,577	281,614	265,182

Total Liabilities	28,164,298	27,961,466	25,030,322

Preferred Equity	—	—	—
Common Equity	5,495,983	5,445,715	4,993,223

Total Shareholders’ Equity	5,495,983	5,445,715	4,993,223

Total Liabilities & Equity	$33,660,281	$33,407,181	$30,023,545

MEMO: Interest-bearing Liabilities	$21,217,699	$20,996,040	$18,542,956

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Average Balance Sheets

	December 2025 Q-T-D Average	September 2025 Q-T-D Average	December 2024 Q-T-D Average
Cash & Cash Equivalents	$2,564,586	$2,396,950	$2,036,079
Securities Available for Sale	3,023,817	3,063,171	3,245,428
Less: Allowance for credit losses	—	—	—

Net available for sale securities	3,023,817	3,063,171	3,245,428
Securities Held to Maturity	1,020	1,020	1,020
Less: Allowance for credit losses	(17)	(18)	(19)

Net held to maturity securities	1,003	1,002	1,001
Equity Securities	34,840	22,157	9,012
Other Investment Securities	302,743	302,668	288,453

Total Securities	3,362,403	3,388,998	3,543,894

Total Cash and Securities	5,926,989	5,785,948	5,579,973

Loans held for sale	28,415	30,368	45,143
Commercial Loans & Leases	19,010,060	18,683,691	16,093,104
Mortgage Loans	4,822,219	4,772,913	4,709,802
Consumer Loans	855,928	846,488	873,961

Gross Loans	24,688,207	24,303,092	21,676,867
Unearned income	(12,551)	(12,177)	(8,862)

Loans & Leases, net of unearned income	24,675,656	24,290,915	21,668,005
Allowance for Loan & Lease Losses	(299,908)	(307,983)	(270,751)

Net Loans	24,375,748	23,982,932	21,397,254
Goodwill	2,018,863	2,018,948	1,888,889
Other Intangibles	33,785	36,134	9,446
Operating Lease Right-of-Use Asset	90,208	89,820	82,505
Other Real Estate Owned	7,437	6,414	190
Bank Owned Life Insurance	545,754	542,684	495,839
Other Assets	560,192	576,522	513,487

Total Assets	$33,587,391	$33,069,770	$30,012,726

MEMO: Interest-earning Assets	$29,948,501	$29,419,570	$26,687,835

Interest-bearing Deposits	$20,419,740	$20,020,573	$17,871,685
Noninterest-bearing Deposits	6,657,360	6,614,586	6,099,264

Total Deposits	27,077,100	26,635,159	23,970,949
Short-term Borrowings	167,660	155,966	180,070
Long-term Borrowings	531,594	544,020	540,247

Total Borrowings	699,254	699,986	720,317
Operating Lease Liability	96,175	95,686	87,935
Other Liabilities	222,854	225,479	214,456

Total Liabilities	28,095,383	27,656,310	24,993,657

Preferred Equity	—	—	—
Common Equity	5,492,008	5,413,460	5,019,069

Total Shareholders’ Equity	5,492,008	5,413,460	5,019,069

Total Liabilities & Equity	$33,587,391	$33,069,770	$30,012,726

MEMO: Interest-bearing Liabilities	$21,118,994	$20,720,559	$18,592,002

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Year Ended
Quarterly/Year-to-Date Share Data:	December 2025	September 2025	December 2024	December 2025	December 2024
Earnings Per Share:
Basic	$0.92	$0.92	$0.70	$3.28	$2.76
Diluted	$0.91	$0.92	$0.69	$3.27	$2.75
Common Dividend Declared Per Share	$0.38	$0.37	$0.37	$1.49	$1.48
High Common Stock Price	$40.52	$39.11	$44.43	$40.52	$44.43
Low Common Stock Price	$34.10	$34.48	$35.31	$30.50	$30.68
Average Shares Outstanding (Net of Treasury Stock):
Basic	140,481,274	141,547,684	135,235,641	141,497,205	134,947,592
Diluted	140,980,184	141,960,608	135,732,069	141,827,360	135,225,417
Common Dividends	$53,458	$52,462	$50,259	$212,002	$200,889
Dividend Payout Ratio	41.50%	40.12%	53.24%	45.63%	53.86%

EOP Share Data:			December 31 2025	September 30 2025	December 31 2024
Book Value Per Share			$39.29	$38.58	$36.89
Tangible Book Value Per Share (non-GAAP) (1)			$24.63	$24.03	$22.87
52-week High Common Stock Price			$40.52	$44.43	$44.43
Date			12/18/25	11/25/24	11/25/24
52-week Low Common Stock Price			$30.50	$30.50	$30.68
Date			04/04/25	04/04/25	06/11/24
EOP Shares Outstanding (Net of Treasury Stock):			139,880,247	141,170,258	135,346,628
Memorandum Items:
Employees (full-time equivalent)			2,740	2,779	2,591
Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)			$5,495,983	$5,445,715	$4,993,223
Less: Total Intangibles			(2,051,115)	(2,053,472)	(1,897,755)

Tangible Equity (non-GAAP)			$3,444,868	$3,392,243	$3,095,468
÷ EOP Shares Outstanding (Net of Treasury Stock)			139,880,247	141,170,258	135,346,628

Tangible Book Value Per Share (non-GAAP)			$24.63	$24.03	$22.87

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended December 2025			Three Months Ended September 2025			Three Months Ended December 2024
Selected Average Balances and Yields:	Average Balance	Interest(1)	Average Rate(1)	Average Balance	Interest(1)	Average Rate(1)	Average Balance	Interest(1)	Average Rate(1)
ASSETS:
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-term investments	$2,304,536	$23,288	4.01%	$2,137,694	$24,053	4.46%	$1,807,207	$21,876	4.82%
Investment securities:
Taxable	3,036,563	26,139	3.44%	3,073,283	27,509	3.58%	3,242,979	29,244	3.61%
Tax-exempt	203,239	1,502	2.96%	195,293	1,522	3.12%	195,252	1,374	2.81%

Total securities	3,239,802	27,641	3.41%	3,268,576	29,031	3.55%	3,438,231	30,618	3.56%
Loans and loans held for sale, net of unearned income (2)	24,704,071	379,920	6.11%	24,321,283	378,654	6.18%	21,713,148	324,335	5.95%
Allowance for loan losses	(299,908)			(307,983)			(270,751)

Net loans and loans held for sale	24,404,163		6.18%	24,013,300		6.26%	21,442,397		6.02%

Total earning assets	29,948,501	$430,849	5.72%	29,419,570	$431,738	5.83%	26,687,835	$376,829	5.62%

Other assets	3,638,890			3,650,200			3,324,891

TOTAL ASSETS	$33,587,391			$33,069,770			$30,012,726

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$20,419,740	$135,602	2.63%	$20,020,573	$143,445	2.84%	$17,871,685	$135,690	3.02%
Short-term borrowings	167,660	1,443	3.42%	155,966	1,420	3.61%	180,070	1,630	3.60%
Long-term borrowings	531,594	5,551	4.14%	544,020	5,977	4.36%	540,247	6,106	4.50%

Total interest-bearing liabilities	21,118,994	142,596	2.68%	20,720,559	150,842	2.89%	18,592,002	143,426	3.07%

Noninterest-bearing deposits	6,657,360			6,614,586			6,099,264
Accrued expenses and other liabilities	319,029			321,165			302,391

TOTAL LIABILITIES	28,095,383			27,656,310			24,993,657
SHAREHOLDERS’ EQUITY	5,492,008			5,413,460			5,019,069

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$33,587,391			$33,069,770			$30,012,726

NET INTEREST INCOME		$288,253			$280,896			$233,403

INTEREST RATE SPREAD			3.04%			2.94%			2.55%
NET INTEREST MARGIN			3.83%			3.80%			3.49%

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Year Ended December 2025			Year Ended December 2024
Selected Average Balances and Yields:	Average Balance	Interest(1)	Average Rate(1)	Average Balance	Interest(1)	Average Rate(1)
ASSETS:
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-term investments	$2,150,441	$93,700	4.36%	$1,253,832	$66,207	5.28%
Investment securities:
Taxable	3,045,263	107,265	3.52%	3,424,113	128,731	3.76%
Tax-exempt	198,407	6,045	3.05%	205,427	5,796	2.82%

Total securities	3,243,670	113,310	3.49%	3,629,540	134,527	3.71%
Loans and loans held for sale, net of unearned income (2)	24,138,297	1,481,993	6.14%	21,612,707	1,304,749	6.04%
Allowance for loan losses	(306,609)			(265,171)

Net loans and loans held for sale	23,831,688		6.22%	21,347,536		6.11%

Total earning assets	29,225,799	$1,689,003	5.78%	26,230,908	$1,505,483	5.74%

Other assets	3,632,196			3,349,451

TOTAL ASSETS	$32,857,995			$29,580,359

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$19,856,609	$554,491	2.79%	$17,171,286	$539,805	3.14%
Short-term borrowings	164,007	5,801	3.54%	195,406	7,966	4.08%
Long-term borrowings	545,189	23,397	4.29%	1,017,823	43,282	4.25%

Total interest-bearing liabilities	20,565,805	583,689	2.84%	18,384,515	591,053	3.21%

Noninterest-bearing deposits	6,585,797			5,994,009
Accrued expenses and other liabilities	320,801			300,766

TOTAL LIABILITIES	27,472,403			24,679,290
SHAREHOLDERS’ EQUITY	5,385,592			4,901,069

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$32,857,995			$29,580,359

NET INTEREST INCOME		$1,105,314			$914,430

INTEREST RATE SPREAD			2.94%			2.53%
NET INTEREST MARGIN			3.78%			3.49%

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Year Ended
Selected Financial Ratios:	December 2025	September 2025	December 2024	December 2025	December 2024
Return on Average Assets	1.52%	1.57%	1.25%	1.41%	1.26%
Return on Average Shareholders’ Equity	9.31%	9.58%	7.48%	8.63%	7.61%
Return on Average Tangible Equity (non-GAAP) (1)	14.86%	15.45%	12.03%	13.95%	12.43%
Efficiency Ratio	47.65%	45.39%	51.23%	48.50%	52.67%
Price / Earnings Ratio	10.62x	10.21x	13.53x	11.75x	13.64x
Note:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$128,828	$130,748	$94,408	$464,603	$372,996
(b) Number of Days	92	92	92	365	366
Average Total Shareholders’ Equity (GAAP)	$5,492,008	$5,413,460	$5,019,069	$5,385,592	$4,901,069
Less: Average Total Intangibles	(2,052,648)	(2,055,082)	(1,898,335)	(2,054,531)	(1,899,704)

(c) Average Tangible Equity (non-GAAP)	$3,439,360	$3,358,378	$3,120,734	$3,331,061	$3,001,365
Return on Average Tangible Equity (non-GAAP) [(a) / (b)] x 365 or 366 / (c)	14.86%	15.45%	12.03%	13.95%	12.43%

			December 31 2025	September 30 2025	December 31 2024
Selected Financial Ratios:
Loans & Leases, net of unearned income / Deposit Ratio			91.31%	91.21%	90.45%
Allowance for Loan & Lease Losses/ Loans & Leases, net of unearned income			1.20%	1.22%	1.25%
Allowance for Credit Losses (2)/ Loans & Leases, net of unearned income			1.35%	1.36%	1.42%
Nonaccrual Loans / Loans & Leases, net of unearned income			0.39%	0.45%	0.26%
90-Day Past Due Loans/ Loans & Leases, net of unearned income			0.02%	0.03%	0.08%
Non-performing Loans/ Loans & Leases, net of unearned income			0.41%	0.48%	0.34%
Non-performing Assets/ Total Assets			0.33%	0.37%	0.25%
Primary Capital Ratio			17.15%	17.13%	17.47%
Shareholders’ Equity Ratio			16.33%	16.30%	16.63%
Price / Book Ratio			0.98x	0.96x	1.02x

Note:

(2)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Year Ended
Mortgage Banking Data:	December 2025	September 2025	December 2024	December 2025	December 2024
Loans originated	$87,134	$91,228	$132,381	$370,856	$645,942
Loans sold	80,083	104,055	134,514	383,939	657,843

Asset Quality Data:			December 31 2025	September 30 2025	December 31 2024
EOP Non-Accrual Loans			$96,492	$110,236	$56,460
EOP 90-Day Past Due Loans			4,974	6,631	16,940

Total EOP Non-performing Loans			$101,466	$116,867	$73,400
EOP Other Real Estate Owned			8,857	6,891	327

Total EOP Non-performing Assets			$110,323	$123,758	$73,727

	Three Months Ended			Year Ended
Allowance for Loan & Lease Losses:	December 2025	September 2025	December 2024	December 2025	December 2024
Beginning Balance	$300,050	$307,962	$270,767	$271,844	$259,237
Initial allowance for acquired PCD loans	—	—	—	17,518	—
Gross Charge-offs	(11,179)	(21,790)	(6,509)	(50,912)	(17,530)
Recoveries	1,867	1,782	894	5,200	4,985

Net Charge-offs	(9,312)	(20,008)	(5,615)	(45,712)	(12,545)
Provision for Loan & Lease Losses (1)	6,780	12,096	6,692	53,868	25,152

Ending Balance	$297,518	$300,050	$271,844	$297,518	$271,844
Reserve for lending-related commitments	35,075	32,639	34,911	35,075	34,911

Allowance for Credit Losses (2)	$332,593	$332,689	$306,755	$332,593	$306,755

Notes:

(1)	Year of 2025 includes $18.7 million in provision for Piedmont acquired non-PCD loans.
(2)	Includes allowances for loan losses and lending-related commitments.